                                                                                Exhibit 10.2
ALPHA NATURAL RESOURCES, INC.

GRANTEE STOCK OPTION AGREEMENT

This Stock Option Agreement (this "Agreement") is between Alpha Natural Resources, Inc., a Delaware corporation ("Alpha"), and the individual named as Grantee on the signature page of this Agreement (the "Grantee").

Alpha has established its 2004 Long-Term Incentive Plan (as amended, the "Plan") to advance the interests of Alpha and its stockholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of Alpha and any parent, subsidiary or affiliate of Alpha.

This Agreement evidences an option grant as follows:

GRANTED TO:

NUMBER OF SHARES:

EFFECTIVE DATE OF GRANT:

EXPIRATION DATE:

EXERCISE PRICE PER SHARE:

VESTING SCHEDULE:

Pursuant to the provisions of the Plan, the Board of Directors of Alpha (the "Board") or a Committee designated by the Board (the "Committee") has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of Alpha.  The Board or the Committee authorized the execution and delivery of this Agreement.  All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.

AGREEMENT

The parties agree as follows:

SECTION 1.  GRANT OF STOCK OPTION; TERM.  Subject and pursuant to all terms and conditions stated in this Agreement and in the Plan, Alpha hereby grants to Grantee an option (the "Option") to purchase the number of shares of Alpha's common stock, par value $0.01 per share (the "Common Shares"), set forth above (the "Option Shares"), at the exercise price set forth above.  If a Change of Control (as defined below) occurs, the unvested portion of this Option, unless previously cancelled and forfeited, shall vest immediately prior to the consummation of the Change of Control.  In the event of a Change of Control, the Committee, in its sole discretion, may provide for the (i) payment of an amount (in cash or, in the discretion of the Committee, in the form of consideration paid to Alpha stockholders in connection with the Change in Control) equal to the excess, if any, of the Fair Market Value of the unexercised Option Shares over the aggregate exercise price of such Option Shares, and/or (ii) issuance of substitute Awards for the unexercised portion of the Option.

For purposes of this Agreement, a "Change of Control" shall mean (i) any merger, consolidation or business combination in which the stockholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of Alpha's assets in a single transaction or a series of related transactions, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding Common Shares by any person or entity (including a "group" as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the stockholders of Alpha approve any plan for the dissolution or liquidation of Alpha, (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of Alpha before such election or their nominees cease to constitute a majority of the Board or (vi) any other event specified by the Board or the Committee.

Grantee hereby accepts the Option on such terms and conditions, including, without limitation, the confidentiality provisions set forth in Section 8 of this Agreement.  The Option is a [SELECT APPLICABLE OPTION TYPE AND DELETE INAPPLICABLE OPTION TYPE:  [Nonqualified Stock Option] [Incentive Stock Option]] (as such term is defined in the Plan).  Grantee shall, subject to the limitations of this Agreement and the Plan, have the right to exercise the Option by purchasing all or any part of the vested Option Shares then available for purchase under the vesting schedule set forth above (less any Option Shares previously purchased upon exercise of this Option).

SECTION 2.  PROCEDURES FOR EXERCISE.  In order to exercise all or any part of the Option, Grantee shall deliver to Alpha:  (i) written notice of the number of vested Option Shares to be purchased, (ii) payment of the exercise price of such Option Shares in the form of cash or, if permitted by the Committee:  (A) Common Shares, (B) the surrender of another outstanding Award under the Plan, (C) if there is a public market for the Common Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Common Shares otherwise deliverable upon the exercise of the Option and deliver promptly to Alpha an amount equal to the aggregate exercise price payable for the Option Shares, or (D) any combination thereof, and (iii) payment of any required withholding pursuant to Section 5.  The Option shall be deemed to have been exercised as of (i) the close of business on the date the required documents and required consideration are received by Alpha or, (ii) if the exercise of the Option occurs in connection with a Change of Control, then immediately prior to the consummation of the Change of Control, provided the required documents and required consideration are received by Alpha at or prior to the consummation of the Change of Control.  If Grantee disposes of Common Shares acquired upon the exercise of an Incentive Stock Option either (i) within two years after the date of grant of such Incentive Stock Option or (ii) within one year after the transfer of such Common Shares to the Grantee, then Grantee shall notify Alpha of such disposition and of the amount realized upon such disposition.

SECTION 3.  TERMINATION OF EMPLOYMENT, RETIREMENT, DISABILITY OR DEATH.

(a)  Except as otherwise provided by the Committee or by any agreement, plan or other arrangement between the Grantee and Alpha, vesting shall cease on the date Grantee ceases to be employed by [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  , or to serve as a member of the Board of Directors of,] the Company and shall be tolled during any period in which Grantee is on an approved leave of absence from employment with the Company.  Except as otherwise provided by the Committee or by any agreement, plan or other arrangement between the Grantee and Alpha, following Grantee's last day of employment with [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  , or service as a member of the Board of Directors of,] the Company, this Option shall only be exercisable for the number of Option Shares that are vested as of Grantee's last day of employment with [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  , or service as a member of the Board of Directors of,] the Company (less any Option Shares previously acquired upon exercise of this Option).

(b)  Except as provided in Section 3(c) or 3(d), by the Committee, or by any agreement, plan or other arrangement between the Grantee and Alpha, following Grantee's last day of employment with [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  , or service as a member of the Board of Directors of,] the Company, this Option may be exercised at any time and from time to time within the lesser of (i) the 90-day period commencing on the first day after Grantee's last day of employment with [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  , or service as a member of the Board of Directors of,] the Company or (ii) the remaining term of the Option.

(c)  Except as otherwise provided by the Committee or by any agreement, plan or other arrangement between the Grantee and Alpha, if termination of employment [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  or service as a member of the Board of Directors] occurs due to death or disability while Grantee is an employee [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  or a member of the Board of Directors] of the Company, then this Option may be exercised at any time and from time to time within the lesser of (i) the one year period commencing on the first day after Grantee's last day of employment with [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  , or service as a member of the Board of Directors of,] the Company or (ii) the remaining term of the Option.

(d)  Except as otherwise provided by the Committee or by any agreement, plan or other arrangement between the Grantee and Alpha, if termination of employment occurs due to retirement at or after normal retirement age, as prescribed from time to time by the Company's retirement policy, or retirement under circumstances approved by the Committee (either before or after retirement), then this Option may be exercised at any time within the lesser of (i) the three month period commencing on the first day after Grantee's last day of employment with [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  , or service as a member of the Board of Directors of,] the Company, or, if Grantee dies during the three month period commencing on the first day after Grantee's last day of employment with [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  , or service as a member of the Board of Directors of,] the Company, then the one year period commencing on the first day after Grantee's last day of employment with [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  , or service as a member of the Board of Directors of,] the Company, or (ii) the remaining term of the Option.

SECTION 4.  ISSUANCE AND DELIVERY OF OPTION SHARES; RIGHTS AS A STOCKHOLDER.  The stock certificate(s), or other evidence of, the Option Shares shall be given to Grantee subject to satisfaction of the applicable tax withholding requirements set forth in Section 5.  Alpha shall not issue stock certificate(s), or provide other evidence of, the Option Shares if the administrator of the Plan or its authorized agent determines, in its sole discretion, that the issuance of such certificate(s) or other evidence of the Option Shares would violate the terms of the Plan, this Agreement or applicable law.  Except as otherwise provided in the Plan, no person shall be, or have any of the rights or privileges of, a stockholder of Alpha with respect to any of the Option Shares unless and until certificates or other evidence of the Option Shares representing such shares shall have been delivered to such person.

SECTION 5.  INCOME TAXES.  Grantee acknowledges that any income for federal, state or local income tax purposes that Grantee is required to recognize on account of the grant, vesting and/or exercise of the Option shall be subject to withholding of tax by the Company.  Grantee agrees that the Company may either withhold an appropriate amount from any compensation or any other payment of any kind then payable or that may become payable to Grantee, or require Grantee to make a cash payment to the Company equal to the amount of withholding required in the opinion of the Company.  In the event Grantee does not make such payment when requested, the Company may refuse to issue or cause to be delivered any shares under this Agreement or any other incentive plan agreement entered into by Grantee and the Company until such payment has been made or arrangements for such payment satisfactory to the Company have been made.

SECTION 6.  RIGHTS AS A GRANTEE.  Neither the Plan nor this Agreement shall be deemed to give Grantee any right to continue to be employed by [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  or perform services for] the Company, nor shall the Plan or the Agreement be deemed to limit in any way the Company's right to terminate the employment of [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  or performance of services by] the Grantee at any time.

SECTION 7.  FURTHER ASSISTANCE.  Grantee will provide assistance reasonably requested by the Company in connection with actions taken by Grantee while employed by or providing service to the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which Grantee was employed or providing service.

SECTION 8.  CONFIDENTIALITY.  Grantee acknowledges that the businesses of the Company are highly competitive and that the Company's strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in its business to obtain a competitive advantage over competitors.  Grantee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position.  Grantee acknowledges that by reason of Grantee's duties to and association with the Company, Grantee has had and will have access to and has and will become informed of confidential business information which is a competitive asset of the Company.  Grantee hereby agrees that Grantee will not, at any time during or after employment [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  or service as a member of the Company's Board of Directors], make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of employment responsibilities [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  or responsibilities as a member of the Company's Board of Directors].  Grantee shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft.  Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder).  The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Grantee's legal rights and obligations as an employee [ADD FOR NON-EMPLOYEE BOARD MEMBERS ONLY, DELETE FOR EMPLOYEES:  or director] or under this Agreement are at issue; provided, however, that Grantee shall, to the extent practicable and lawful in any such events, give prior notice to the Company of Grantee's intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which Grantee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.  Any information not specifically related to the Company would not be considered confidential to the Company.

SECTION 9.  SECURITIES LAWS.  Grantee acknowledges that applicable securities laws may restrict the right and govern the manner in which Grantee may dispose of the Option Shares obtained upon exercise of the Option and Grantee agrees not to offer, sell or otherwise dispose of any such shares in a manner that would violate the Securities Act of 1933, as amended, or any other federal or state law.

SECTION 10.  PROHIBITION ON TRANSFER OR ASSIGNMENT.  Except as provided in the Plan, neither this Agreement nor the Option may be transferred or assigned, other than an assignment by will or by laws of descent and distribution, and this Option shall be exercisable during the Grantee's lifetime only by Grantee or by such permitted assignee.

SECTION 11.  BINDING EFFECT; NO THIRD PARTY BENEFICIARIES.  This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, representatives, successors and permitted assigns.  This Agreement shall not confer any rights or remedies upon any person other than the Company and the Grantee and their respective heirs, representatives, successors and permitted assigns.  The parties agree that this Agreement shall survive the exercise or termination of the Option.

SECTION 12.  AGREEMENT TO ABIDE BY PLAN; CONFLICT BETWEEN PLAN AND AGREEMENT.  The Plan is hereby incorporated by reference into this Agreement and made a part hereof as though fully set forth in this Agreement.  Grantee, by execution of this Agreement, (i) represents that he or she is familiar with the terms and provisions of the Plan and (ii) agrees to abide by all of the terms and conditions of this Agreement and the Plan.  Grantee accepts as binding, conclusive and final all decisions or interpretations of the administrator of the Plan upon any question arising under the Plan and this Agreement (including, without limitation, the cause of any termination of Grantee's employment with the Company).  In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly.

SECTION 13.  ENTIRE AGREEMENT.  Except as otherwise provided by the Committee or any agreement, plan or other arrangement between the Grantee and Alpha, this Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

SECTION 14.  AMENDMENTS.  This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan.  Notwithstanding anything herein to the contrary, Alpha may, in its sole discretion and without the Grantee's consent, modify or amend (prospectively or retroactively) the terms of this Agreement, impose conditions on the timing and effectiveness of the exercise of the Option by the Grantee, or take any other action it deems necessary or advisable, to cause the Option to comply with Section 409A of the Code (or an exception thereto).  The Grantee recognizes and acknowledges that Section 409A of the Code may impose upon the Grantee certain taxes or interest charges which the Grantee is and shall remain solely responsible.

SECTION 15.  CHOICE OF LAW.  To the extent not superseded by federal law, the laws of the state of Delaware (without regard to the conflicts laws of Delaware) shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in state and federal courts located in the Commonwealth of Virginia.

SECTION 16.  NOTICE.  All notices, requests, demands, claims, and other communications under this Agreement shall be in writing.  Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth below the recipient's signature to this Agreement.  Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

SECTION 17.  COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

SECTION 18.  ACKNOWLEDGEMENTS.

(a)  By accepting this Option, Grantee acknowledges receipt of a copy of the Plan and the prospectus relating to this Award, and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan, as in effect and/or amended from time to time.

(b)  The Plan and related documents, which may include but do not necessarily include the Plan prospectus, this Agreement and financial reports of the Company, may be delivered to you electronically.  Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the Designated Administrator’s discretion.  Both Internet Email and the World Wide Web are required in order to access documents electronically.

(c)  Grantee acknowledges that, by receipt of this Award, Grantee has read this Section 18 and consents to the electronic delivery of the Plan and related documents, as described in this Section 18.  Grantee acknowledges that Grantee may receive from Alpha a paper copy of any documents delivered electronically at no cost if Grantee contacts the Vice President of Human Resources of the Company by telephone at (276) 619-4410 or by mail to One Alpha Place, P.O. Box 2345, Abingdon, VA 24212.  Grantee further acknowledges that Grantee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.

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EXECUTED ___________ __, 20__.

ALPHA NATURAL RESOURCES, INC. GRANTEE

By

Address:                                                                           Address:

Alpha Natural Resources, Inc.

One Alpha Place

P.O. Box 2345                                                                   ____________________________________

Abingdon, VA 24212

Attn:  General Counsel

Social Security No.

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